Exhibit 99.1

1900 E. 9th Street Cleveland, Ohio 44114

NEWS RELEASE
PFGI Capital Corporation Confirms Cash Payment on
Preferred Stock and Announces Financial Results for the
Year Ended December 31, 2006
Cleveland, January 19, 2007 — PFGI Capital Corporation announced that a cash payment will be paid on February 20, 2007 on its Series A Preferred (NYSE: PFGIP.PK) and Series B Preferred. The distributions, accruing from November 18, 2006 through February 17, 2007, are payable to holders of record on February 1, 2007, at a rate of $.484375 per Series A Preferred stock and $1.25 per Series B Preferred stock. PFGI Capital Corporation also announced financial results for the quarter and year-to-date periods ended December 31, 2006.
Net income was $4.8 million for the three months ended December 31, 2006, compared to $4.7 million for the three months ended December 31, 2005. Total interest income was $5.1 million and $4.9 million for the three months ended December 31, 2006 and 2005, respectively. The provision for loan participation losses was $.1 million for the three months ended December 31, 2006, versus a small reversal of previously provided provision a year ago. Non-interest expenses, including loan servicing and management fees, totaled approximately $.2 million in both periods.
For the year ended December 31, 2006, net income was $19.2 million, compared to $18.9 million in the prior year. Total interest income was $19.9 million in 2006 compared to $19.3 million in 2005. The provision for loan participation losses was a reversal of previously provided provision of $.1 million in 2006 and .4 million in 2005. Non-interest expense was $.8 million in 2006 and $.9 million in 2005.
At December 31, 2006, there were no nonperforming assets or impaired loans, loan participations totaled $276.1 million, and the reserve for loan participation losses was $.5 million. At December 31, 2006, total assets were $285.4 and stockholders’ equity was $284.4 million.
About PFGI Capital Corporation
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.
About National City Corporation
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.
For further information, please contact National City Corporation’s Investor Relations:

Jill Hennessey	216-222-9253
Jennifer Hammarlund	216-222-9849